Exhibit 99.2

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$359	$477
Restricted cash and cash equivalents - current portion	7	9
Accounts receivable, net of allowances of $57 and $50	360	328
Prepaid costs and other current assets	103	101

Total current assets	829	915

Restricted cash and cash equivalents - long term	7	7
Property and equipment, net of accumulated depreciation of $1,268 and $1,216	1,229	1,280
Intangible assets, net (including goodwill of $172 and $175)	193	198
Other assets	85	88

Total assets	$2,343	$2,488

LIABILITIES:
Current liabilities:
Accounts payable	$287	$312
Accrued cost of access	99	87
Short term debt and current portion of long term debt	35	37
Obligations under capital leases - current portion	50	49
Accrued restructuring costs - current portion	11	12
Deferred revenue - current portion	181	174
Other current liabilities	344	372

Total current liabilities	1,007	1,043

Long term debt	1,284	1,295
Obligations under capital leases	84	90
Deferred revenue	333	334
Accrued restructuring costs	8	13
Other deferred liabilities	76	73

Total liabilities	2,792	2,848

SHAREHOLDERS’ DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value, 60,410,486 and 60,219,817 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,430	1,427
Accumulated other comprehensive income (loss)	3	(24)
Accumulated deficit	(1,885)	(1,766)

Total shareholders’ deficit	(449)	(360)

Total liabilities and shareholders’ deficit	$2,343	$2,488

The accompanying notes are an integral part of these condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$648	$609
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(305)	(286)
Real estate, network and operations	(99)	(97)
Third party maintenance	(27)	(24)
Cost of equipment and other sales	(24)	(23)

Total cost of revenue	(455)	(430)

Gross margin	193	179
Selling, general and administrative	(116)	(104)
Depreciation and amortization	(88)	(79)

Operating loss	(11)	(4)
Other income (expense):
Interest income	—	1
Interest expense	(49)	(36)
Other expense, net	(52)	(15)

Loss before provision for income taxes	(112)	(54)
Provision for income taxes	(7)	(4)

Net loss	(119)	(58)
Preferred stock dividends	(1)	(1)

Loss applicable to common shareholders	$(120)	$(59)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(1.99)	$(1.04)

Weighted average number of common shares	60,267,487	56,923,415

The accompanying notes are an integral part of these condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(119)	$(58)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of property and equipment	(1)	—
Non-cash stock compensation expense	5	5
Depreciation and amortization	88	79
Provision for doubtful accounts	2	2
Amortization of prior period IRUs	(6)	(5)
Change in long term deferred revenue	10	27
Other	62	20
Change in operating working capital:
- Changes in accounts receivable	(47)	—
- Changes in accounts payable and accrued cost of access	(6)	(55)
- Changes in other current assets	(7)	(19)
- Changes in other current liabilities	(12)	10

Net cash provided by (used in) operating activities	(31)	6

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(41)	(38)
Change in restricted cash and cash equivalents	2	2

Net cash used in investing activities	(39)	(36)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	—	3
Repayment of capital lease obligations	(14)	(15)
Repayment of long term debt (including current portion)	(4)	(6)
Payment of employee taxes on share-based compensation	(1)	(4)
Finance costs incurred	(1)	—

Net cash used in financing activities	(20)	(22)

Effect of exchange rate changes on cash and cash equivalents	(28)	(2)

Net decrease in cash and cash equivalents	(118)	(54)
Cash and cash equivalents, beginning of period	477	360

Cash and cash equivalents, end of period	$359	$306

Non-cash investing and financing activites:
Capital lease and debt obligations incurred	$16	$5

The accompanying notes are an integral part of these condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited or “GCL” is a holding company with all of its revenue generated by its subsidiaries and substantially all of its assets owned by its subsidiaries. GCL and its subsidiaries (collectively, the “Company”) are a global communications service provider. The Company offers a full range of data, voice and collaboration services and delivers service to approximately 40 percent of the companies in the Fortune 500, as well as 700 carriers, mobile operators and Internet service providers around the world. The Company delivers converged IP services to more than 700 cities in more than 70 countries around the globe. The Company’s operations are based principally in North America, Europe, Latin America and a portion of the Asia/Pacific region. The vast majority of the Company’s revenue is generated from monthly services. The Company reports financial results based on three separate operating segments: (i) Global Crossing (U.K.) Telecommunications Ltd (“GCUK”) and its subsidiaries (collectively, the “GCUK Segment”); (ii) GC Impsat Holdings I Plc (“GC Impsat”) and its subsidiaries (collectively, the “GC Impsat Segment”); and (iii) GCL and its other subsidiaries (collectively, the “Rest of World Segment” or “ROW Segment”) (see Note 10).

2. BASIS OF PRESENTATION

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s 2009 annual report on Form 10-K. These unaudited condensed consolidated financial statements include the accounts of the Company over which it exercises control. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of interim results for the Company. The results of operations for any interim period are not necessarily indicative of results to be expected for the full year.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the unaudited condensed consolidated financial statements, the disclosure of contingent assets and liabilities in the unaudited condensed consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses and cash flows during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ third party experts to assist in the Company’s evaluations.

Venezuelan Currency Risk

In Venezuela, the official bolivares—U.S. Dollar exchange rate established by the Venezuelan Central Bank and the Venezuelan Ministry of Finance has historically attributed to the bolivar a value that is significantly greater than the value prevailing on the parallel market. The official rate is the rate used for recording the assets, liabilities and transactions for the Company’s Venezuelan subsidiary. Effective January 12, 2010, the Venezuelan government devalued the Venezuelan bolivar. The official rate increased from 2.15 Venezuelan bolivares to the U.S. Dollar to 4.30 for non-essential goods (which the Company believes includes its products and services). This devaluation reduced the Company’s net monetary assets (including unrestricted cash and cash equivalents) by approximately $27 based on the bolivares balances as of such date resulting in a corresponding foreign exchange loss, which was recorded to other expense, net in the Company’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2010.

The current official rate continues to attribute to the bolivar a value that is significantly greater than the value prevailing on the parallel market. Moreover, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to registration and subject to a process of application and approval by the Comisión de Administración de Divisas (“CADIVI”) and to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Such approvals have become less forthcoming over time, resulting in a significant buildup of excess cash in the Company’s Venezuelan subsidiary and a significant increase in the Company’s exchange rate and exchange control risks.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

The Company cannot predict if and when it will obtain CADIVI approval to honor foreign debt, distribute dividends or otherwise expatriate capital using the official Venezuelan exchange rate or the timing of receipt of such approval. At March 31, 2010, the Company had $19 registered and subject to approval by CADIVI for the conversion of bolivares into foreign currencies. If the Company elected, or were required, to convert the Company’s Venezuelan subsidiary’s cash balances into U.S. Dollars using unofficial, parallel currency-exchange mechanisms that may be available from time to time, material currency exchange losses would likely be incurred in the period of conversion. Additionally, if the Company further determined that the unofficial parallel rate should be used in the future to measure bolivar-based assets, liabilities and transactions, reported results could be further adversely affected. As of March 31, 2010, approximately $30 (valued at the fixed official rate) of our cash and cash equivalents were held in Venezuelan bolivares. For the three months ended March 31, 2010, the Company’s Venezuelan subsidiary generated approximately $12 of the Company’s consolidated revenue and $8 of the Company’s consolidated OIBDA at the fixed official rate. As of March 31, 2010, the Company’s Venezuelan subsidiary had $27 of net monetary assets of which $1 and $26 were denominated in U.S. Dollars and Venezuelan bolivares, respectively. The official exchange rate is 4.30 bolivares to the U.S. Dollar at March 31, 2010. The estimated exchange rate on the parallel market is between 6.90 and 7.00 bolivares to the U.S. Dollar at March 31, 2010.

Reclassifications

Certain amounts in the prior period unaudited condensed consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation.

Recently Issued and Recently Adopted Accounting Pronouncements

In October 2009, the Financial Standards Accounting Board (“FASB”) issued amendments to FASB Accounting Standards Codification (“ASC”) Topic 605, with respect to accounting and reporting guidance for revenue-generating arrangements with multiple deliverables, which (a) amend the requirements entities must meet in order for elements to be considered separate units of accounting; (b) eliminate the requirement that entities have objective and reliable evidence of fair value for undelivered items in order to separate them from other elements in the arrangements; and (c) replace the residual method of allocating consideration with the relative selling price method. Under the relative selling price method for allocating consideration, entities must establish an estimated selling price for any units for which objective and reliable evidence of fair value or third party evidence of selling price is not determinable. ASC Topic 605 expands the qualitative and (if adoption impacts are significant) quantitative information required to be disclosed concerning revenue-generating arrangements with multiple deliverables.

This amended accounting guidance is effective for fiscal years beginning after June 15, 2010, with early adoption, as of the first fiscal year beginning after issuance of the amendments, permitted. It may be adopted prospectively to all new or significantly modified arrangements or retrospectively to all arrangements. The Company has elected to early adopt the new accounting guidance for revenue arrangements with multiple deliverables on a prospective basis as of January 1, 2010 and there was no significant impact to our consolidated financial results for the three months ended March 31, 2010.

The Company enters into managed service agreements with multiple deliverables such as professional services as well as telecommunication services and solutions and generally have minimum contract terms between two and seven years. Professional services are generally delivered during initial stages of contracts and telecommunication services over the contract term. Until the adoption of new guidance, a delivered element was considered a separate unit of accounting when it had value to the customer on a standalone basis, there was objective and reliable evidence of its fair value in the arrangement, and delivery or performance of undelivered elements was considered probable and substantially under our control. When the fair value of all elements could be determined, we allocated consideration to each undelivered unit of accounting using the relative fair value method, with unit values determined by internal or third-party analyses of market based prices. Otherwise, the residual value method would be used to allocate consideration to the combined undelivered elements, which would be deferred until final arrangement performance. In all cases, revenue from such arrangements was recognized when performance of the deliverable had occurred and all other revenue recognition criteria were met.

Upon adoption of the amended guidance for multiple element arrangements, we determine an estimated selling price for any elements for which objective and reliable evidence or third party evidence is not available and then allocate consideration to all elements using the relative selling price method. We establish vendor specific objective evidence using the price charged for a deliverable when sold separately or using the price established by management having the relevant authority. The best estimate of selling price is established considering internal factors, such as margin objectives and pricing practices. Revenue from these arrangements is recognized when performance of the deliverable occurs and all other revenue recognition criteria are met. There was no substantial change to the units of accounting we typically identify in such multiple deliverable agreements. We do not expect a significant impact on the pattern and timing of revenue recognition in the financial statements of future periods.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

3. FINANCING ACTIVITIES

12% Senior Secured Notes

On September 22, 2009, the Company issued $750 in aggregate principal amount of 12% Senior Secured Notes due September 15, 2015 at an issue price of 97.944% of their par value. Interest on the notes accrues at the rate of 12% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year through maturity, commencing on March 15, 2010. The transaction was intended to simplify the Company’s capital structure and to improve the Company’s liquidity and financial flexibility by effectively extending the May 2012 maturity of the Company’s Term Loan Agreement, reducing contractual restrictions on intercompany transactions between the Company’s GC Impsat and ROW Segments, and increasing the Company’s consolidated cash balance.

The 12% Senior Secured Notes are guaranteed by the vast majority of the Company’s direct and indirect subsidiaries other than the subsidiaries comprising the GCUK Segment and certain other subsidiaries as described in the indenture. The obligations of GCL and the guarantors in respect of the notes are senior obligations which rank equal in right of payment with all of their existing and future senior indebtedness. In addition, the 12% Senior Secured Notes are secured by first-priority liens, subject to certain exceptions, on GCL’s and certain of the guarantor’s existing and future assets. These assets generally include the “Specified Tangible Assets” (defined in the notes indenture as cash and cash equivalents, accounts receivable from third parties and property, plant and equipment (other than property, plant and equipment under capital leases and leasehold improvements)) of GCL and the “Grantor Guarantors” organized in “Approved Jurisdictions” (as such terms are defined in the notes indenture). The book value of such “Specified Tangible Assets” as of March 31, 2010 was $1,165, which exceeds the $1,000 threshold required to incur indebtedness and make restricted payments pursuant to certain of the exceptions to the covenants in the notes indenture.

The 12% Senior Secured Notes are not registered under the Securities Act and the initial purchasers agreed to sell the notes only: (i) in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act; and (ii) outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. However, the Company is required to register an identical series of notes with the Securities and Exchange Commission and to offer to exchange those registered notes for the notes issued in connection with the initial offering by September 22, 2010, subject to possible extensions under certain circumstances. GCL expects to complete the registration and exchange offer on or before the date specified above. However, in the event of registration default, the Company would be obligated to pay additional interest in an amount equal to 0.25% per annum on the principal amount of the notes, with such rate increasing by an additional 0.25% for each subsequent 90-day period until the registration default is cured, up to a maximum rate of additional interest of 1.00% per annum. The maximum possible additional interest payable in the period from September 22, 2010 to September 15, 2015 (the maturity date) would be $35.

Other Financing Activities

During the three months ended March 31, 2010, the Company entered into one debt agreement to finance various equipment purchases and software licenses. The total debt obligation resulting from this agreement was $4 and is payable over one year with annual interest of 8.8%. In addition, the Company also entered into various capital leasing arrangements that aggregated $12. These agreements have terms that range from 15 to 48 months with a weighted average effective interest rate of 11.6%.

GCUK Notes Tender Offer

As required by the indenture governing the senior secured notes due 2014 (the “GCUK Notes”), within 120 days after the end of each twelve month period ending December 31, GCUK must offer (the “Excess Cash Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, using 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. With respect to the 2009 Excess Cash Offer, GCUK made an offer in April 2010 of approximately $18, exclusive of accrued but unpaid interest. Such offer to purchase will expire on May 11, 2010 and any associated purchases are required to be completed within 150 days after December 31, 2009.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

4. RESTRUCTURING ACTIVITIES

Below is a description of the Company’s significant restructuring plans:

2007 Restructuring Plans

During 2007, the Company adopted a restructuring plan as a result of the Impsat Fiber Networks, Inc. (“Impsat”) acquisition under which redundant Impsat employees were terminated. As a result, the Company incurred cash restructuring costs of approximately $8 for severance and related benefits. The liabilities associated with this restructuring plan have been accounted for as part of the purchase price of Impsat. As of March 31, 2010 and December 31, 2009, the remaining liability of the restructuring reserve was $6 and $7, respectively, all related to the GC Impsat Segment. In July 2009, the Company settled a claim initiated in October 2007 by a former director and officer of Impsat to be paid out in installments through February 2011. In February 2010, the Company settled another claim initiated in November 2007 by a former officer of Impsat which was fully paid in April 2010.

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slowdown of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated employees and vacated facilities. All amounts incurred for employee separations were paid as of December 31, 2004 and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The undiscounted facilities closing reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $82 as of March 31, 2010), offset by anticipated receipts from existing and future third-party subleases. As of March 31, 2010, anticipated third-party sublease receipts were $72, representing $53 from subleases already entered into and $19 from subleases projected to be entered into in the future.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the three months ended March 31, 2010:

Facility Closings
Balance at December 31, 2009	$17
Change in estimated liability	(2)
Deductions	(2)
Foreign currency impact	(1)

Balance at March 31, 2010	$12

5. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	March 31, 2010	December 31, 2009
	(unaudited)
Accrued taxes, including value added taxes in foreign jurisdictions	$111	$117
Accrued payroll, bonus, commissions, and related benefits	69	58
Accrued professional fees	8	9
Accrued interest	22	29
Accrued real estate and related costs	14	22
Accrued capital expenditures	4	4
Income taxes payable	8	10
Accrued third party maintenance costs	9	10
Customer deposits	35	34
Other	64	79

Total other current liabilities	$344	$372

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

6. COMPREHENSIVE LOSS

The components of comprehensive loss for the periods indicated are as follows:

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Net loss	$(119)	$(58)
Foreign currency translation adjustment	27	18
Unrealized derivative loss on cash flow hedges	—	(1)

Comprehensive loss	$(92)	$(41)

7. LOSS PER COMMON SHARE

Basic loss per common share is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends of $1 for the three months ended March 31, 2010 and 2009.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had net losses for the three months ended March 31, 2010 and 2009, diluted loss per common share is the same as basic loss per common share.

Diluted loss per share for the three months ended March 31, 2010 and 2009 does not include the effect of the following potential shares, as they are anti-dilutive:

Potential common shares excluded from the calculation of diluted loss per share	Three Months Ended March 31,
	2010	2009
	(in millions)
Preferred stock	18	18
Employee stock awards	3	—

Diluted weighted average number of common shares	21	18

Employee stock awards to purchase approximately 1 million shares for $10.16 or $15.39 per share were not included in the dilutive income per share calculation for the three months ended March 31, 2009 as the exercise price is greater than the average market price per share.

The 5% Convertible Notes which are convertible into approximately 6.3 million shares at a conversion price of $22.98 per share were not included in the dilutive income per share calculation as the conversion price is greater than the average market price per share.

8. CONTINGENCIES

Contingencies

Amounts accrued for contingent liabilities are included in other current liabilities and other deferred liabilities at March 31, 2010 and December 31, 2009. In accordance with the accounting for contingencies as governed by ASC Topic 450, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Further, with respect to loss contingencies, where it is probable that a liability has been incurred and there is a range in the expected loss and no amount in the range is more likely than any other amount, the Company accrues at the low end of the range. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although the Company believes it has accrued for the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

following matters in accordance with ASC Topic 450, litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable developments in, or resolution or disposition of, one or more of these contingencies. The following is a description of the material legal proceedings involving the Company commenced or pending during the three months ended March 31, 2010.

AT&T Corp. (SBC Communications) Claim

On November 17, 2004, AT&T’s local exchange carrier affiliates commenced an action against the Company and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint and amended complaint allege that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic to avoid the payment of interstate and intrastate access charges.

Plaintiffs allege that they have been damaged in the amount of approximately $20 for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. On August 23, 2005, the Court referred a comparable case to the Federal Communications Commission (“FCC”) and the FCC has sought comments on the issues referred by the Court. The Company filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (a) dismissing AT&T’s claims against Global Crossing to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the joint plan of reorganization (the “Plan of Reorganization”) of the Company’s predecessor and a number of its subsidiaries (collectively, the “GC Debtors”) which became effective on that date; and (b) staying the remainder of the action pending the outcome of the referral to the FCC described above. In an order dated September 25, 2009, the Court ordered the plaintiffs to provide the Court with a status report on all FCC proceedings that relate to the litigation or address the question of the applicability of access charges on VOIP traffic by December 30, 2009 and ordered the parties to submit a case management order by January 8, 2010 in the event that the Court lifts the stay currently governing this proceeding. The plaintiffs filed their status report with the Court and the parties filed a case management order. The parties disagree on whether, in the event that the Court lifts the stay, the Court should permit discovery pending dispositive motions or rule on any such motions that may be filed.

Claim by the U.S. Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Ltd., a former subsidiary of the Company (“PCL”) violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration (“NOAA”). The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. On November 7, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the Bankruptcy Court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $14. An identical claim that had been filed in the bankruptcy proceedings of PCL was settled in principle in September 2005 and was subsequently approved by the court as part of the PCL plan of reorganization confirmed in an order dated November 10, 2005. The Company initiated preliminary discussions with the Commerce Department and its Justice Department attorneys as to the impact that settlement has on the claim against the Company. The Commerce Department continues to consider its position on the matter.

Qwest Rights-of-Way Litigation

A large portion of the Company’s North American network comprises indefeasible rights of use purchased from Qwest Communications Corporation on a fiber-optic communication system constructed by Qwest within rights-of-way granted to certain railroads by various landowners. In May 2001, a purported class action was commenced on behalf of such landowners in the U.S. District Court for the Southern District of Illinois against Qwest and three of the Company’s subsidiaries, among other defendants. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The plaintiffs’ claims against the Company relating to periods of time prior to the Company’s January 28, 2002 bankruptcy filing were discharged in accordance with the Company’s Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. Since then, attempts have been made to settle many of the class action lawsuits that have been pending against Qwest regarding the rights of way issue.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

In 2002, a proposed settlement was submitted to the U.S. District Court for the Northern District of Illinois and was preliminarily approved by the District Court, but rejected by the Court of Appeals for the Seventh Circuit in 2004. During 2008, the parties to the various class actions reached preliminary agreement to settle all of the pending cases and the parties submitted to the U.S. District Court for Massachusetts a motion for class certification and for approval of the proposed settlement. The District Court granted preliminary approval of the settlement and a number of objections to the settlement were filed. In a memorandum and order dated September 10, 2009, the District Court concluded that it did not have subject matter jurisdiction over the claims, denied final approval of the settlement and dismissed the case in its entirety. A number of the plaintiff groups then requested the Court to modify its decision. In a revised memorandum and order dated December 9, 2009, the Court reiterated its holding that the Court lacked subject matter jurisdiction over the claims and dismissed the case.

Foreign Income Tax Audit

A tax authority in South America issued a preliminary notice of findings based on certain tax audits for calendar years 2001 and 2002. The examiner’s initial findings took the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. An official assessment of $27, including potential interest and penalties, was issued in 2005. Due to accrued interest and foreign exchange effects the total exposure has increased to $62. The Company challenged the assessment and commenced litigation in September 2006 to resolve its dispute with the tax authority.

Employee Severance Disputes

A number of former directors and executive officers of Impsat have asserted claims for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses and related statutory penalties, fines, costs and expenses as a result of their separation from Impsat after the acquisition of Impsat by the Company. The asserted claims (including accrued interest and attorneys fees) aggregate approximately $25.

The Company has been in negotiations with the claimants over the amount of their claims and other issues arising out of their departure. The status of the legal proceedings brought by these remaining claimants is as follows. In November 2007, a former officer served the Company a complaint claiming damages. On February 15, 2010, the parties reached a final settlement at a conciliation hearing, which was approved by the Court and the case is now closed. In July 2008, a former officer commenced formal judicial proceedings on his claim and the Company responded seeking dismissal of the claim based on lack of jurisdiction. Such defense was rejected by the court and the case will now continue. The case is now in the evidentiary stage. In March 2009, this same former officer served the Company with an additional complaint for damages in another jurisdiction. The case is currently in the evidentiary stage. In July 2009, two additional executives notified us regarding claims for salary differences that they allegedly are entitled to receive and other labor-related claims that they intend to pursue. On September 14, 2009 those two executives notified the Company that, effective as of such date, they considered themselves constructively dismissed due to the Company’s failure to address their claims. Mandatory mediation hearings on each of the claims held during October 2009 did not resolve them and the former employees are now permitted to file a judicial claim. The Company expects formal litigation will be commenced on each of the claims. The Company has replied in each case and will continue to defend against these claims.

Brazilian Tax Claims

In November 2002 and in October 2004, the Brazilian tax authorities of Parana and Sao Paulo, respectively, issued two tax infraction notices against Impsat for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interest that amount to approximately $9. The notices informed Impsat Brazil that the taxes were levied because a specific document (Declaração de Necessidade—“Statement of Necessity”) was not provided by Impsat Brazil at the time of importation, in breach of MERCOSUR rules. Oppositions were filed on behalf of Impsat Brazil arguing that the Argentine exporter (Corning Cable Systems Argentina S.A.) complied with the MERCOSUR rules. In the case of the Sao Paulo infraction notice, a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to the official compulsory review by the Federal Taxpayers Council. In the case of the Parana infraction notice, an unfavorable administrative decision was granted, and the Company will take available judicial measures to appeal such decision.

In December 2004 and in March 2009, the tax authorities of the State of São Paulo, in Brazil, issued two infraction notices against Impsat Brazil for the collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties by comparing such activity to communications services, on which the ICMS state tax is actually levied. Both assessments amount to approximately $20. A defense against the December 2004 assessment was filed on behalf of Impsat Brazil, arguing that the lease of assets could not be treated as a communication service subject to ICMS. The defense was rejected in the State Administrative Court; however, the Company will seek judicial action to remove the tax assessment. A defense against the March 2009 assessment was also filed on behalf of Impsat Brazil, and the final administrative decision is still pending.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

In addition, in April 2009, the tax authorities of the State of São Paulo issued an infraction notice against Impsat Brazil for the collection of ICMS supposedly due on the sale of internet access services by comparing such activity to communications services, on which the ICMS state tax is actually levied. This assessment amounts approximately to $7. Defenses were filed on behalf of Impsat Brazil, arguing that the provision of internet access services could not be treated as a communication service subject to ICMS. Final administrative decision is still pending.

The Company believes that there are reasonable grounds to have all of the Brazilian tax assessments cancelled.

Paraguayan Government Contract Claim

The National Telecommunications Commission of Paraguay (“CONATEL”) has commenced separate administrative investigations against a joint venture between GC Impsat’s Argentine subsidiary and Electro Import S.A. (“JV 1”) and another joint venture between GC Impsat’s Argentine subsidiary and Loma Plata S.A. (“JV 2”), for breach of contract and breach of licensee’s obligations by each of such joint ventures.

The first investigation involves a contract awarded to JV 1 in December 2000 for the design, supply, installation, launch, operation and maintenance of a telecommunications system for public telephones and/or phone booths in certain specified locations in Paraguay. In 2005, CONATEL initiated an administrative investigation due to an alleged breach of contract by JV 1. As a result of such investigation, CONATEL is seeking to terminate the contract, revoke JV 1’s license, impose a fine and take additional actions against JV 1. The case is currently pending in the Administrative Court.

The second investigation involves a contract awarded to JV 2 in 2001, after a public bidding process, for the installation and deployment of public telephones and/or telephone booths in certain specified locations in Paraguay. JV 2 was required to install and start operating all the required equipment within twelve months of the execution of the contract. In January 2003, JV 2 requested an extension of the twelve month term from CONATEL as a result of force majeure which prevented it from completing the installation of the committed number of remote terminals within the agreed time period. CONATEL denied the request and decided to terminate the contract based on JV 2’s default.

JV 2 then filed a claim before the Administrative Court requesting the annulment of the termination and seeking a stay of the challenged administrative acts. The matter is in the evidentiary stage in the Administrative Court.

Customer Bankruptcy Claim

During 2007 the Company commenced default and disconnect procedures against a customer for breach of a sales contract based on the nature of the customer’s traffic, which renders the contract highly unprofitable to the Company. After the process was begun, the customer filed for bankruptcy protection, thereby barring the Company from taking further disconnection actions against the customer. The Company commenced an adversary proceeding in the bankruptcy court, asserting a claim for damages for the customer’s alleged breaches of the contract and for a declaration that, as a result of these breaches, the customer may not assume the contract in its reorganization proceedings. The Company is incurring significant legal expenses in connection with this matter.

The customer has filed several counterclaims against the Company alleging various breaches of contract for attempting improperly to terminate service, for improperly blocking international traffic, for violations of the Communications Act of 1934 and related tort-based claims. The Company notified the customer that the Company would be raising its rates and the Company subsequently filed a motion with the court seeking additional adequate assurance, or an order allowing the Company to terminate the customer’s service, based upon the rate change. The customer amended its counter claims to assert claims for breach of contract based upon the rate increase.

After the filing of motions and responses, the Court issued an opinion on these matters on July 3, 2008. The Court held that the agreement did not permit the Company to increase the rates in the manner the Company did and that the Company: (a) breached the sales contract in so doing; and (b) is therefore not entitled to additional adequate assurance. The Court did, however, permit the Company to amend the Company’s complaint to plead a rescission claim, which the Company filed on July 14, 2008.

While the customer has alleged damages in amounts that would be very material to the Company, the Company believes that it has valid defenses to limit the amount of these damages. The Company also moved to dismiss the customer’s bankruptcy case for failure to comply with the “small business” provisions of the Bankruptcy Code.

By order dated November 25, 2009, the Court dismissed the customer’s bankruptcy but decided to retain the adversary proceeding. After the dismissal of the bankruptcy, the Company terminated service to the customer on December 26, 2009. The adversary proceeding continues and the matter is in discovery. The Company amended its complaint to include allegations relating to the manipulation of traffic data, so called “ANI stripping”, and the customer filed its amended answer, affirmative defenses and counterclaims. The Company cannot predict the outcome of these proceedings.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

9. RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the three months ended March 31, 2010 and 2009, the Company received approximately $2 and $1, respectively, of collocation services from an affiliate of Singapore Technologies Telemedia Pte. Ltd. (“ST Telemedia”). Additionally, during the three months ended March 31, 2010 and 2009, the Company accrued dividends of $1 and $1, respectively, related to preferred stock held by affiliates of ST Telemedia.

At both March 31, 2010 and December 31, 2009, the Company had approximately $24 due to ST Telemedia and its subsidiaries and affiliates and in each case nothing due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates primarily relate to dividends accrued on the Company’s 2% cumulative senior convertible preferred stock, and are included in “other deferred liabilities” in the accompanying condensed consolidated balance sheets.

10. SEGMENT REPORTING

Operating segments are defined in ASC Topic 280 as components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision makers (“CODMs”) in deciding how to assess performance and allocate resources. The Company’s CODMs assess performance and allocate resources based on three separate operating segments which management operates and manages as strategic business units: (i) the GCUK Segment; (ii) the GC Impsat Segment; and (iii) the ROW Segment.

The GCUK Segment is a provider of managed network communications services providing a wide range of telecommunications services, including data, IP and voice services to government and other public sector organizations, major corporations and other communications companies in the United Kingdom (“U.K.”). The GC Impsat Segment is a provider of telecommunication services including IP, voice, data center and information technology services to corporate and government clients in Latin America. The ROW Segment represents all the operations of Global Crossing Limited and its subsidiaries excluding the GCUK and GC Impsat Segments and comprises operations primarily in North America, with smaller operations in Europe, Latin America, and a portion of the Asia/Pacific region and includes our subsea fiber network, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunication services including data, IP and voice products. The services provided by all the Company’s segments support a migration path to a fully converged IP environment.

The CODMs measure and evaluate the Company’s reportable segments based on operating income (loss) before depreciation and amortization (“OIBDA”). OIBDA, as defined by the Company, is operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss), as calculated in accordance with U.S. GAAP and reflected in the Company’s condensed consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

OIBDA is an important part of the Company’s internal reporting and planning processes and a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions.

There are material limitations to using non-U.S. GAAP financial measures. The Company’s calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with U.S. GAAP.

The Company believes that OIBDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides the Company with an indication of the underlying performance of its everyday business operations. It excludes the effect of items associated with the Company’s capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with the Company’s everyday operations.

The following tables provide operating financial information for the Company’s three reportable segments and a reconciliation of segment results to consolidated results.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

	Three months ended March 31,
	2010	2009
	(unaudited)
Revenues from external customers
GCUK	$120	$110
GC Impsat	130	114
ROW	398	385

Total consolidated	$648	$609

Intersegment revenues
GC Impsat	$2	$2
ROW	4	2

Total	$6	$4

Total segment operating revenues
GCUK	$120	$110
GC Impsat	132	116
ROW	402	387
Less: intersegment revenues	(6)	(4)

Total consolidated segments	$648	$609

	Three months ended March 31,
	2010	2009
	(unaudited)
OIBDA
GCUK	$30	$23
GC Impsat	40	39
ROW	7	13

Total consolidated segments	$77	$75

A reconciliation of OIBDA to income (loss) applicable to common shareholders follows:

	Three Months Ended March 31, 2010
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
	(unaudited)
OIBDA	$30	$40	$7	$—	$77
Depreciation and amortization	(17)	(24)	(47)	—	(88)

Operating income (loss)	13	16	(40)	—	(11)
Interest income	2	1	4	(7)	—
Interest expense	(14)	(7)	(35)	7	(49)
Other expense, net	(13)	(28)	(11)	—	(52)
Provision for income taxes	—	(6)	(1)	—	(7)
Preferred stock dividends	—	—	(1)	—	(1)

Loss applicable to common shareholders	$(12)	$(24)	$(84)	$—	$(120)

	Three Months Ended March 31, 2009
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
	(unaudited)
OIBDA	$23	$39	$13	$—	$75
Depreciation and amortization	(15)	(20)	(44)	—	(79)

Operating income (loss)	8	19	(31)	—	(4)
Interest income	2	1	1	(3)	1
Interest expense	(12)	(8)	(19)	3	(36)
Other income (expense), net	(3)	5	(17)	—	(15)
Provision for income taxes	—	(4)	—	—	(4)
Preferred stock dividends	—	—	(1)	—	(1)

Income (loss) applicable to common shareholders	$(5)	$13	$(67)	$—	$(59)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

	March 31, 2010	December 31, 2009
	(unaudited)
Total Assets
GCUK	$596	$601
GC Impsat	761	807
ROW	1,586	1,654

Total segments	2,943	3,062
Less: Intercompany loans and accounts receivable	(600)	(574)

Total consolidated assets	$2,343	$2,488

	March 31, 2010	December 31, 2009
	(unaudited)
Unrestricted Cash
GCUK	$50	$60
GC Impsat	122	154
ROW	187	263

Total consolidated unrestricted cash	$359	$477

	March 31, 2010	December 31, 2009
	(unaudited)
Restricted Cash
GC Impsat	$3	$—
ROW	11	16

Total consolidated restricted cash	$14	$16

Eliminations include intersegment eliminations and other reconciling items.

The Company accounts for intersegment sales of products and services at current market prices.

11. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued expenses and obligations under capital leases approximate their fair value (see Note 2, “Basis of Presentation” regarding the January 12, 2010 devaluation of the Venezuelan bolivar by the Venezuelan government). The fair values of the Company’s debt instruments are based on market quotes and management estimates. Management believes the carrying value of other debt approximates fair value as of March 31, 2010.

The fair values of our debt instruments are as follows:

	March 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(unaudited)
12% Senior Secured Notes	$735	$833	$735	$816
GCUK Senior Secured Notes	426	440	441	441
5% Convertible Notes	132	145	130	139
Other debt	26	26	26	26

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, carriers, share and per share information)

(unaudited)

12. GUARANTEES OF PARENT COMPANY DEBT

On September 22, 2009, GCL issued $750 in aggregate principal amount of 12% Senior Secured Notes due September 15, 2015 (the “Original Notes”). The Original Notes were guaranteed by a majority of the Company’s direct and indirect subsidiaries (the “Guarantors”), and were not registered under the Securities Act of 1933, as amended. The guarantees are full and unconditional and joint and several. Pursuant to a registration rights agreement to which the Company is a party, the Company is required to register an identical series of notes (the “Exchange Notes”) with the Securities and Exchange Commission (the “SEC”) to offer to exchange those Exchange Notes for the Original Notes. The Exchange Notes also will be guaranteed by the Guarantors. In connection with the registration of the Exchange Notes and related guarantees, GCL will be required to provide the financial information set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”).

The condensed consolidating financial information below has been prepared and presented pursuant to Rule 3-10. The column labeled GCL represents GCL’s stand alone results and its investment in all of its subsidiaries accounted for using the equity method. The Guarantors and the non-Guarantor subsidiaries are presented in separate columns and represent all the applicable subsidiaries on a combined basis. Intercompany eliminations are shown in a separate column.

Condensed Consolidated Balance Sheet

	March 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$31	$252	$76	$—	$359
Restricted cash and cash equivalents - current portion	—	4	3	—	7
Accounts receivable, net of allowances	—	258	102	—	360
Accounts and loans receivable from affiliates	339	99	243	(681)	—
Prepaid costs and other current assets	—	56	47	—	103

Total current assets	370	669	471	(681)	829

Restricted cash and cash equivalents - long term	—	7	—	—	7
Property and equipment, net of accumulated depreciation	2	866	361	—	1,229
Intangible assets, net	—	142	51	—	193
Investments in subsidiaries	(561)	(192)	—	753	—
Loans receivable from affiliates	679	73	56	(808)	—
Other assets	27	44	14	—	85

Total assets	$517	$1,609	$953	$(736)	$2,343

LIABILITIES:
Current liabilities:
Accounts payable	$2	$209	$76	$—	$287
Accrued cost of access	—	81	18	—	99
Accounts and loans payable to affiliates	37	468	176	(681)	—
Short term debt and current portion of long term debt	—	5	30	—	35
Obligations under capital leases - current portion	—	37	13	—	50
Accrued restructuring costs - current portion	—	9	2	—	11
Deferred revenue - current portion	—	121	60	—	181
Other current liabilities	29	172	143	—	344

Total current liabilities	68	1,102	518	(681)	1,007

Loans payable to affiliates	8	689	111	(808)	—
Long term debt	867	7	410	—	1,284
Obligations under capital leases	—	63	21	—	84
Deferred revenue	—	266	67	—	333
Accrued restructuring costs	—	5	3	—	8
Other deferred liabilities	23	38	15	—	76

Total liabilities	966	2,170	1,145	(1,489)	2,792

SHAREHOLDERS’ (DEFICIT) EQUITY:
Total shareholders’ (deficit) equity	(449)	(561)	(192)	753	(449)

Total liabilities and shareholders’ (deficit) equity	$517	$1,609	$953	$(736)	$2,343

Condensed Consolidated Balance Sheet

	December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$95	$293	$89	$—	$477
Restricted cash and cash equivalents - current portion	—	9	—	—	9
Accounts receivable, net of allowances	—	241	87	—	328
Accounts and loans receivable from affiliates	316	77	242	(635)	—
Prepaid costs and other current assets	1	54	46	—	101

Total current assets	412	674	464	(635)	915

Restricted cash and cash equivalents - long term	—	7	—	—	7
Property and equipment, net of accumulated depreciation	2	891	387	—	1,280
Intangible assets, net	—	145	53	—	198
Investments in subsidiaries	(511)	(190)	—	701	—
Loans receivable from affiliates	678	94	80	(852)	—
Other assets	27	45	16	—	88

Total assets	$608	$1,666	$1,000	$(786)	$2,488

LIABILITIES:
Current liabilities:
Accounts payable	$4	$211	$97	$—	$312
Accrued cost of access	—	74	13	—	87
Accounts and loans payable to affiliates	30	450	155	(635)	—
Short term debt and current portion of long term debt	—	3	34	—	37
Obligations under capital leases - current portion	—	36	13	—	49
Accrued restructuring costs - current portion	—	10	2	—	12
Deferred revenue - current portion	—	113	61	—	174
Other current liabilities	39	187	146	—	372

Total current liabilities	73	1,084	521	(635)	1,043

Loans payable to affiliates	8	713	131	(852)	—
Long term debt	865	7	423	—	1,295
Obligations under capital leases	—	66	24	—	90
Deferred revenue	—	262	72	—	334
Accrued restructuring costs	—	9	4	—	13
Other deferred liabilities	22	36	15	—	73

Total liabilities	968	2,177	1,190	(1,487)	2,848

SHAREHOLDERS’(DEFICIT) EQUITY:
Total shareholders’ (deficit) equity	(360)	(511)	(190)	701	(360)

Total liabilities and shareholders’ (deficit) equity	$608	$1,666	$1,000	$(786)	$2,488

Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$478	$170	$—	$648
Revenue - affiliates	—	5	13	(18)	—

Total revenue	—	483	183	(18)	648

Cost of revenue	(6)	(341)	(108)	—	(455)
Cost of revenue - affiliates	—	(13)	(5)	18	—

Total cost of revenue	(6)	(354)	(113)	18	(455)

Gross margin	(6)	129	70	—	193

Selling, general and administrative	(8)	(79)	(29)	—	(116)
Depreciation and amortization	(1)	(60)	(27)	—	(88)

Operating income (loss)	(15)	(10)	14	—	(11)
Other income (expense):
Interest income - affiliates	—	1	2	(3)	—
Interest expense	(28)	(5)	(16)	—	(49)
Interest expense - affiliates	—	(2)	(1)	3	—
Other expense, net	—	(37)	(15)	—	(52)
Income (loss) from equity investments in subsidiaries	(76)	(17)	—	93	—

Income (loss) before provision for income taxes	(119)	(70)	(16)	93	(112)
Provision for income taxes	—	(6)	(1)	—	(7)

Net income (loss)	(119)	(76)	(17)	93	(119)

Preferred stock dividends	(1)	—	—	—	(1)

Income (loss) applicable to common shareholders	$(120)	$(76)	$(17)	$93	$(120)

Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$453	$156	$—	$609
Revenue - affiliates	—	5	19	(24)	—

Total revenue	—	458	175	(24)	609

Cost of revenue	(4)	(325)	(101)	—	(430)
Cost of revenue - affiliates	—	(19)	(5)	24	—

Total cost of revenue	(4)	(344)	(106)	24	(430)

Gross margin	(4)	114	69	—	179

Selling, general and administrative	(5)	(67)	(32)	—	(104)
Depreciation and amortization	—	(54)	(25)	—	(79)

Operating income (loss)	(9)	(7)	12	—	(4)
Other income (expense):
Interest income	—	1	—	—	1
Interest income - affiliates	—	1	2	(3)	—
Interest expense	(12)	(11)	(13)	—	(36)
Interest expense - affiliates	—	(2)	(1)	3	—
Other expense, net	—	(13)	(2)	—	(15)
Income (loss) from equity investments in subsidiaries	(37)	(2)	—	39	—

Income (loss) before provision for income taxes	(58)	(33)	(2)	39	(54)
Provision for income taxes	—	(4)	—	—	(4)

Net income (loss)	(58)	(37)	(2)	39	(58)

Preferred stock dividends	(1)	—	—	—	(1)

Income (loss) applicable to common shareholders	$(59)	$(37)	$(2)	$39	$(59)

Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows provided by (used in) operating activities:

Net cash flows provided by (used in) operating activities	$(62)	$43	$(12)	$—	$(31)

Cash Flows provided by (used in) investing activities:
Purchases of property and equipment	—	(30)	(11)	—	(41)
Loans made to affiliates	(1)	(20)	—	21	—
Change in restricted cash and cash equivalents	—	5	(3)	—	2

Net cash flows provided by (used in) investing activities	(1)	(45)	(14)	21	(39)

Cash Flows provided by (used in) financing activities:
Repayment of capital lease obligations	—	(10)	(4)	—	(14)
Repayment of long term debt (including current portion)	—	(2)	(2)	—	(4)
Finance costs incurred	(1)	—	—	—	(1)
Payment of employee taxes on share-based compensation	—	(1)	—	—	(1)
Proceeds from affiliate loans	—	1	20	(21)	—

Net cash flows provided by (used in) financing activities	(1)	(12)	14	(21)	(20)

Effect of exchange rate changes on cash and cash equivalents	—	(27)	(1)	—	(28)

Net decrease in cash and cash equivalents	(64)	(41)	(13)	—	(118)
Cash and cash equivalents, beginning of period	95	293	89	—	477

Cash and cash equivalents, end of period	$31	$252	$76	$—	$359

Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows provided by (used in) operating activities:

Net cash flows provided by (used in) operating activities	$(1)	$(10)	$17	$—	$6

Cash Flows provided by (used in) investing activities:
Purchases of property and equipment	—	(31)	(7)	—	(38)
Loan repayments from affiliates	—	6	—	(6)	—
Change in restricted cash and cash equivalents	—	2	—	—	2

Net cash flows used in investing activities	—	(23)	(7)	(6)	(36)

Cash Flows provided by (used in) financing activities:
Proceeds from short and long term debt	—	1	2	—	3
Repayment of capital lease obligations	—	(10)	(5)	—	(15)
Repayment of long term debt (including current portion)	(1)	(3)	(2)	—	(6)
Payment of employee taxes on share-based compensation	—	(3)	(1)	—	(4)
Repayments of loans to affiliates	—	—	(6)	6	—

Net cash flows provided by (used in) financing activities	(1)	(15)	(12)	6	(22)

Effect of exchange rate changes on cash and cash equivalents	—	(1)	(1)	—	(2)

Net decrease in cash and cash equivalents	(2)	(49)	(3)	—	(54)
Cash and cash equivalents, beginning of period	2	285	73	—	360

Cash and cash equivalents, end of period	$—	$236	$70	$—	$306